Exhibit 99.1

April 30, 2008 - For immediate release:

ATTORNEY GENERAL MARTHA COAKLEY CLEARS COMMERCE/MAPFRE MERGER IN STATE ANTITRUST REVIEW

BOSTON - Today, Attorney General Martha Coakley’s Office completed its review of the proposed merger of Commerce Group, Inc. and MAPFRE S.A. Based on this review, the Attorney General’s Office has cleared the merger. The Attorney General, the state’s top antitrust law enforcement officer, reviews merger transactions and may bring antitrust actions to block proposed business combinations that may harm competition and consumers.

“Our review indicated no areas of competitive concern for Massachusetts within the core insurance business of the merging parties,” said Attorney General Coakley. “We have contacted the companies to inform them that our office will not object to the merger under state antitrust and competition law.”

On October 30, 2007, Commerce Group, Inc. and MAPFRE S.A. announced an intention to enter into a merger agreement between the two companies. Commerce, a Massachusetts based insurer, offers a variety of products to Massachusetts consumers, including auto insurance, homeowner insurance and various umbrella coverages. The company also provides commercial insurance coverage to Massachusetts businesses. MAPFRE S.A. is a Spanish company, which focuses on insurance, reinsurance, financing and real estate transactions. While its business occurs mostly in other countries, MAPFRE does have a presence in Florida, New Jersey, and Puerto Rico. MAPFRE has indicated that after the proposed transaction, the merged entity will be using the Webster, MA based Commerce as its headquarters in the United States.

In this merger, as in many other business combinations, the assets, resources, and personnel of the merging companies will be combined into one organization. Such mergers can often lessen competition by placing previously competing companies under a single ownership. This can result in fewer choices for consumers and higher prices.

Through a team including an in-house economist, antitrust lawyers, investigators and outside experts, the Attorney General’s Office issues subpoenas for documents and information, discusses competitive issues with customers, competitors and related business entities, and takes needed oral testimony. The team analyzes each relevant product and geographic market, considers barriers to entry, short and long term business plans of the merging parties, switching costs and the results of competitive market indicators and analysis.

In the present analysis, the Attorney General’s Office found that MAPFRE did not have a significant business presence in Massachusetts and that the company does not compete against Commerce or other carriers here in consumer lines such as auto and homeowner insurance. Additionally, the analysis indicated that MAPFRE would not have entered the Massachusetts market directly in the short term absent such a merger. Given these and other factors, the Attorney General cleared the Commerce/MAPFRE business combination.

The Attorney General’s Office will continue to monitor developments in the roadside assistance services market, where Commerce’s relationship with AAA and MAPFRE’s ownership of RoadAmerica have the potential to raise some future competitive issues.

This matter is being handled by Attorney General Coakley’s Insurance and Financial Services Division.

Contact:

Amie Breton
(617) 727-2543